Exhibit 5.1
                            DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
www.dlapiper.com

T 212.335.4500
F 212.335.4501

October 21, 2020

Ross Stores, Inc.
5130 Hacienda Drive
Dublin, California 94568

Re: Registration Statement on Form S-3 (Registration No. 333-237546); 0.875% Senior Notes due 2026; 1.875% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel to Ross Stores, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance by the Company of $500,000,000 aggregate principal amount of the Company’s 0.875% Senior Notes due 2026 (the “2026 Notes”) and $500,000,000 aggregate principal amount of the Company’s 1.875% Senior Notes due 2031 (the “2031 Notes”, and together with the 2026 Notes, the “Notes”), in each case under an indenture (the “Indenture”) dated September 18, 2014, by and between the Company and US Bank National Association, as trustee (the “Trustee”); (ii) the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-237546) (such automatic shelf registration statement, including the documents incorporated by reference therein and the information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act of 1933 (the “Securities Act”), the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2020; (iii) a base prospectus, dated April 2, 2020, included in the Registration Statement at the time it originally became effective (the “Prospectus”) and a final prospectus supplement, dated October 19, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 21, 2020 (the “Prospectus Supplement”); and (iv) the Underwriting Agreement dated October 19, 2020 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC and BofA Securities, Inc. as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our representation of the Company, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals, or copies certified or otherwise identified to our satisfaction, of such documents, instruments, corporate records, certificates of officers and representatives of the Company and we have made such inquiries of such officers and representatives of the Company, as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly issued in accordance with the Indenture, duly authenticated by the Trustee, and duly executed and delivered on behalf of the Company, against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Underwriting Agreement, the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinion expressed above is limited by, subject to and based on the assumptions, limitations and qualifications set forth below:

(a)     The validity and binding effect of the Notes may be limited or affected by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general equitable principles (regardless of whether such validity and binding effect are considered in a proceeding in equity or at law), and may be limited by applicable laws or policies underlying such laws.

(b)     The enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

(c)     Our opinion is limited to the federal laws of the United States and the laws of the State of New York, the State of California and the State of Delaware as in effect on the date hereof and the facts as they currently exist. We render no opinion herein as to matters involving the laws of any other jurisdiction. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or interpretations thereof, be changed.

(d)     To the extent that the obligations of the Company under the Indenture or the Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Indenture.
In addition, we express no opinion with respect to (i) the enforceability of rights to receive or the collectability of prepayment premiums or the unaccrued portion of original issue discount upon acceleration of any Notes, in each case to the extent determined to be unreasonable or to constitute unearned or unmatured interest in regard to the stated principal amount thereof, or (ii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated October 22, 2020 and to the reference to our firm contained in the Prospectus and the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/DLA Piper LLP (US)

DLA Piper LLP (US)

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